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                                                              EXHIBIT 23.02

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-72005 of Adelphia Communications Corporation on Form S-4 of our report dated June 10, 1998 and our report dated March 6, 1998 on our audits of the financial statements of Adelphia Communications Corporation and subsidiaries and of Olympus Communications, L.P. and subsidiaries, respectively, appearing in and incorporated by reference in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1998, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

May 6, 1999